[PROGRESS ENERGY LOGO]

Progress Energy Announces 2005 Fourth-Quarter and Full-Year Results

Highlights:

o o o o o	Reports 2005 ongoing earnings per share of $3.33, GAAP earnings of $2.82 per share

Reports 2005 core ongoing earnings of $2.70 per share, up $0.12 or 5 percent, over last year

Reports fourth-quarter ongoing earnings of $0.71 per share, GAAP earnings of $0.62 per share

Resolves successfully the Earthco placed-in-service issue with the IRS

Provides 2006 ongoing earnings guidance of $3.15 to $3.35 per share

RALEIGH, N.C. (Feb. 15, 2006) – Progress Energy [NYSE: PGN] announced full-year net income of $697 million, or $2.82 per share, compared to $759 million, or $3.13 per share, for the same period last year. Full-year 2005 ongoing earnings increased to $824 million, or $3.33 per share, up from $717 million, or $2.96 per share, last year. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share).

“We had a very successful year in 2005, with ongoing earnings of $3.33 per share significantly exceeding our 2005 guidance range of $2.90 to $3.20 per share. These positive results reflected the benefit of positive weather as well as actions our management team took to manage costs,” said Bob McGehee, chairman and CEO of Progress Energy.

“We are pleased that the IRS National Office agreed with our position that our Earthco facilities met the placed-in-service criteria. The resolution of this issue removes a significant uncertainty for our company.”

Core ongoing earnings, which exclude earnings from synthetic fuels, increased to $2.70 per share, up 5 percent from $2.58 per share last year. The regulated utilities benefited from higher wholesale and retail electric margins during the year, which were partially offset by higher O&M expenses. Lower margins at the competitive commercial operations and the loss of margin from the sale of North Texas Gas contributed to a decline in earnings for the nonregulated core businesses of Progress Ventures.

Non-core ongoing earnings from synthetic fuel operations increased to $0.63 per share for the year, up from earnings of $0.38 per share for the same period last year, primarily due to higher synthetic fuel production, monetization and the recognition of additional tax credits from 2004.

For the quarter ended December 31, 2005, net income was $155 million, or $0.62 per share, compared with $194 million, or $0.80 per share, for 2004. Ongoing earnings increased to $176 million, or $0.71 per share, up from $156 million, or $0.65 per share, for last year.

2006 EARNINGS GUIDANCE

“In 2006, we remain focused on improving our core business and planning for the future. Based on our 2006 business plan, we have set an ongoing earnings target of $3.15 to $3.35 per share. Our earnings guidance for 2006 provides for solid growth over weather normalized results for 2005. This positive business projection allowed our Board of Directors to raise our dividend to shareholders for the eighteenth consecutive year,” said McGehee.

The 2006 ongoing earnings guidance of $3.15 to $3.35 per share is based on core ongoing earnings of $2.45 to $2.65 per share and non-core ongoing earnings of $0.70. The 2006 ongoing earnings guidance for the core and non-core businesses reflects certain segment reporting changes that differ from the manner we presented these operations in 2005. The change is associated with the transferring of all coal terminal-related earnings to the non-core segment; this component produced $0.10 of earnings in 2005.

The 2006 ongoing earnings guidance includes the estimated earnings associated with approximately 12 million tons of synthetic fuel production. Given the recent volatility of oil prices, the company is unable to predict the ultimate value of the synthetic fuel tax credit, due to the phase-out provision specified in Section 29/45K of the Internal Revenue Code. Currently, there is proposed federal legislation that would establish both the 2006 annual average price and 2006 phase-out thresholds based on the previous calendar year. If the proposed legislation becomes law, the company does not anticipate any reduction in the value of the synthetic fuel tax credit as a result of the phase-out provision. The company is currently producing synthetic fuel at a reduced level pending resolution of these items. Given the uncertainty of both the current-year oil prices and the proposed federal legislation, the company may provide revisions to our 2006 ongoing earnings guidance as the year progresses.

The 2006 ongoing earnings exclude any impacts from the CVO mark-to-market adjustment and discontinued operations of our coal mining business and Progress Telecom. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2006 earnings guidance figures due to the uncertain nature and amount of these adjustments. More information on the 2006 earnings guidance and adjustments to ongoing earnings can be found in the related presentation available after 9:30 AM ET on our website at www.progress-energy.com/investors.

RECENT DEVELOPMENTS

o o o o o o o o o o o	Received verbal confirmation that the IRS National Office has determined the company's four Earthco synthetic fuel facilities met the placed-in-service criteria.
Increased quarterly dividend to 60.5 cents per share from 59 cents per share, representing the eighteenth consecutive year of dividend growth.
Announced Standard & Poor's revised the ratings outlook to stable from negative and improved the short-term rating to 'A-2' from 'A-3' for Progress Energy and its subsidiaries and lowered the senior unsecured rating at the two utility subsidiaries from `BBB' to `BBB-.'
Received regulatory approval of an approximately $600 million increase in the Florida fuel factor and began recovery of these costs in January 2006.
Announced the agreement to sell Progress Telecom to Level 3 Communications, Inc. for net proceeds of approximately $70 million.
Reached agreement on a new, three-year labor contract with Progress Energy Florida's bargaining unit members.
Announced selection of potential new nuclear plant at the Harris nuclear plant site that, if built, will use Westinghouse technology for the reactor design.
Set record customer reliability measures at both Progress Energy Carolinas and Progress Energy Florida.
Received award from Edison Electric Institute for the company's support of peer utilities' efforts to restore power after the 2005 hurricanes.
Completed final phase of the company's Voluntary Enhanced Retirement Program in December.
Received J.D. Power and Associates Founder's Award for distinguished service in the utility industry by demonstrating dedication, commitment and sustained improvement in serving customers.

The complete press releases regarding these and other announcements are available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/index.asp.

YEAR-END 2005 BUSINESS HIGHLIGHTS

Below are the 2005 highlights for the company’s business units. See the reconciliation table on page S-2 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share.

Progress Energy Carolinas

o o o o o o o o	Reported ongoing earnings per share of $2.13, up from $1.89 last year; GAAP earnings per share of $1.99, compared with $1.89 last year.
Recorded $147 million of NC Clean Smokestacks Act amortization during 2005, compared with $174 million last year.
Reported higher retail electric margins due to favorable weather, growth and usage.
Reported increased wholesale sales due to excess generation availability, favorable weather and favorable market conditions.
Reported higher ongoing O&M expenses primarily due to the change in accounting estimates for certain outage and emergency work, increased emissions allowance expenses and increased pension costs.
Recognized a loss related to estimated scrubber costs in excess of indemnification agreement with the joint owner.
Added 30,000 new customers during 2005.
Began operations of Asheville plant with newly installed scrubber that will help to remove sulfur dioxide emissions as a part of the plan to reduce SO2 emissions at the plan by 93 percent from 2001 levels.

Progress Energy Florida

o o o o o o o o o	Reported ongoing earnings per share of $1.31 compared with $1.38 last year; GAAP earnings per share of
$1.05, compared to $1.38 last year.
Recognized a $24 million pre-tax gain on the sale of the Winter Park distribution system.
Recovered $50 million of deferred storm costs associated with the 2004 hurricanes pursuant to a regulatory order.
Reported higher retail electric margins, net of revenue-sharing, due to favorable weather and growth, partially offset by lower usage.
Increased wholesale sales as a result of new contracts.
Incurred higher ongoing O&M expenses primarily due to the change in accounting estimates for certain outage and emergency work, the write-off of unrecoverable 2004 storm costs pursuant to regulatory order and costs associated with the Crystal River nuclear plant outage.
Incurred higher interest expense due to additional borrowings to fund deferred storm and fuel costs.
Added 43,000 new customers during 2005, which excludes approximately 14,000 Winter Park customers now served under a wholesale contract.
Began commercial operations of the 500 MW, Hines 3 combined-cycle unit in November.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Ventures, excluding synthetic fuels

o o o o o o	Reported ongoing earnings per share of $0.16 compared with $0.19 last year; GAAP earnings per share of
$0.10, compared with $0.30 last year.
Increased natural gas production to 24 Bcfe from 20 Bcfe at the East Texas and Louisiana properties.
Increased gas reserves to 492 Bcfe, or 49 percent, through acquisitions and development.
Realized higher natural gas and coal prices.
Reported lower margins at competitive commercial operations primarily due to higher fuel and purchased power costs and the expiration of certain tolling agreements at the end of 2004.
Incurred lower interest expense and debt costs due to the termination of the variable rate financing agreement in 2004 and lower selling, general and administrative expenses.

Corporate and Other Businesses (includes primarily Holding Company Debt and Progress Telecom)

o o o	Reported corporate ongoing losses of $0.90 per share compared with $0.88 last year; GAAP net loss of
$0.95 per share, compared with $0.82 last year.
Includes ongoing income of $2 million for Progress Telecom for 2005 compared to a loss of $5 million last year.
Incurred higher interest expense.

Synthetic Fuels

o o o o	Increased ongoing earnings per share, which is equivalent to GAAP earnings per share, to $0.63, up from
$0.38 last year.
Increased synthetic fuel sales to 10.1 million tons, up from 8.3 million tons last year.
Recognized a full year of gains from the monetization of the Colona plant in 2005 compared with only a partial year in 2004.
Recognized additional tax credits associated with 2004.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
Three months ended December 31

		2005			2004*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$ 0.46	$ 0.25	$ 0.71	$ 0.33	$ 0.32	$ 0.65
Intraperiod tax allocation	(0.11)	—	(0.11)	0.02	—	0.02
CVO mark-to-market	0.01	—	0.01	0.01	—	0.01
Discontinued operations	(0.01)	—	(0.01)	(0.01)	—	(0.01)
Postretirement and severance charges	0.02	—	0.02	—	—	—
Gain on sale of gas assets	—	—	—	0.13	—	0.13

Reported GAAP earnings per share	$ 0.37	$ 0.25	$ 0.62	$ 0.48	$ 0.32	$ 0.80

Shares outstanding (millions)			248			243

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
Year ended December 31

		2005			2004*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$ 2.70	$ 0.63	$ 3.33	$ 2.58	$ 0.38	$ 2.96
CVO mark-to-market	0.03	—	0.03	0.04	—	0.04
Discontinued operations	(0.13)	—	(0.13)	0.12	—	0.12
Postretirement and severance charges	(0.41)	—	(0.41)	—	—	—
Gain on sale of gas assets	—	—	—	0.13	—	0.13
SRS litigation settlement	—	—	—	(0.12)	—	(0.12)

Reported GAAP earnings per share	$ 2.19	$ 0.63	$ 2.82	$ 2.75	$ 0.38	$ 3.13

Shares outstanding (millions)			247			242

* The prior year ongoing earnings have been restated to reflect the operations of Progress Rail and coal mining operations as discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current year and quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.11 for the quarter and increased earnings per share by $0.02 for the same period last year, but has no impact on the company’s annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Since this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for both the quarter and prior period and increased earnings per share by $0.03 for the year and $0.04 for the prior period. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Coal Mine Discontinued Operations

On Nov. 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. Coal mines’ discontinued operations resulted in a loss of $2 million for the quarter and $8 million in the prior period. Coal mines’ discontinued operations resulted in a loss of $11 million for the year and $5 million for the prior period. The increased losses in 2005 as compared to 2004 are primarily due to higher coal mining costs due to increased production volumes, less productive mining conditions and mining startup costs.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Progress Rail Discontinued Operations

The sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC closed on March 24, 2005, and the net proceeds were used to pay down debt. Progress Rail had no impact for the quarter compared with discontinued earnings of $2 million in the prior year. For the twelve months ended Dec. 31, 2005, Progress Rail had a discontinued loss of $20 million compared with discontinued earnings of $29 million in the prior year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

NCNG Discontinued Operations (2004 adjustment)

The sale of NCNG to Piedmont Natural Gas closed on Sept. 30, 2003, and the net proceeds were used to pay down debt. Due to this sale, management does not believe this activity is representative of the ongoing operations of the company. Therefore, the operations of NCNG are reported as discontinued operations in the accompanying financial statements. NCNG had discontinued earnings of $5 million in the fourth quarter of 2004 and discontinued earnings of $6 million for the prior year from a reduction to the loss on the sale related to deferred taxes.

Cost-Management Restructuring Charge

On Feb. 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which resulted in a reduction of approximately 450 positions. In connection with the cost-management initiative, the company incurred approximately $172 million of estimated pre-tax charges. Approximately $5 million of this amount relates to estimated future payments for severance benefits that will be paid out over time. Approximately $159 million relates to postretirement and termination benefits that will be paid out over time to the 1,450 eligible employees who elected to participate in the voluntary enhanced retirement program. In addition, the company incurred approximately $8 million of certain incremental costs other than severance and postretirement benefits for recruiting and staff augmentation activities during the year. We do not anticipate any similar charges in 2006. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company’s ongoing operations.

Gain on Sale of Natural Gas Assets (2004 adjustment)

In Dec. 2004, the company finalized the sale of certain gas-producing properties and related assets and recognized a gain of $56 million pre-tax ($31 million after-tax) in earnings. Management does not believe this gain is representative of the ongoing operations of the company.

SRS Litigation Settlement (2004 adjustment)

In June 2004, SRS, a subsidiary of the company, reached a settlement agreement in a civil suit with the San Francisco Unified School District. As a result, the company recorded a charge of approximately $29 million after-tax in the second quarter of 2004. Management does not believe this settlement charge is indicative of ongoing operations of the company.

_________________

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Feb. 15, 2006, at 10 a.m. ET (7 a.m. PT) and will be hosted by Peter Scott, chief financial officer of Progress Energy, Inc., and president and CEO of Progress Energy Service Company. Investors, media and the public may listen to the conference call by dialing 706-634-7167, confirmation code 4257612. If you encounter problems, please contact Al Myers at 919-546-2233. A playback of the call will be available from 2 p.m. ET Feb. 15 through midnight March 1, 2006. To listen to the recorded call, dial 706-645-9291 and enter confirmation code 4257612.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11:30 a.m. ET. To participate in this session, please dial 706-634-7167, confirmation code 4258017.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,500 megawatts of generation capacity and $10 billion in annual revenues. The company’s holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering merchant generation, energy marketing and natural gas exploration. Progress Energy was the 2005 recipient of the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company’s Web site at http://www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the recently enacted Energy Policy Act of 2005; the financial resources needed to comply with environmental laws; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered or stranded costs; the uncertainty regarding the timing, creation and structure of transmission organizations; weather conditions that directly influence the demand for electricity; the ability to recover through the regulatory process costs associated with future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us and our subsidiaries; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost management targets for 2007; the availability and use of Internal Revenue Code Section 29/45K (Section 29/45K) tax credits by synthetic fuel producers and our continued ability to use Section 29/45K tax credits related to our coal-based solid synthetic fuel businesses; the impact that future crude oil prices may have on the value of our Section 29/45K tax credits; our ability to manage the risks involved with the operation of nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history of such plants; the ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

_________________

Contacts:

Investor Relations, Bob Drennan, 919-546-7474

Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

PROGRESS ENERGY, INC. CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2005

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three months ended December 31		Year ended December 31

(in millions except per share data)	2005	2004	2005	2004

Operating revenues
Utility	$ 1,982	$ 1,704	$ 7,945	$ 7,153
Diversified business	596	304	2,163	1,372

Total operating revenues	2,578	2,008	10,108	8,525

Operating expenses
Utility
Fuel used in electric generation	647	494	2,359	2,011
Purchased power	209	197	1,048	868
Operation and maintenance	413	415	1,770	1,475
Depreciation and amortization	275	256	922	878
Taxes other than on income	104	97	460	425
Other	(5)	(10)	(37)	(13)
Diversified business
Cost of sales	570	249	2,075	1,179
Depreciation and amortization	40	38	152	157
Gain on the sale of assets	(25)	(62)	(34)	(63)
Other	18	28	108	164

Total operating expenses	2,246	1,702	8,823	7,081

Operating income	332	306	1,285	1,444

Other income (expense)
Interest income	6	5	17	14
Impairment on investments	(1)	—	(1)	—
Other, net	(5)	(9)	(5)	(12)

Total other (expense) income	—	(4)	11	2

Interest charges
Net interest charges	156	162	653	634
Allowance for borrowed funds used during construction	(3)	(1)	(13)	(6)

Total interest charges, net	153	161	640	628

Income from continuing operations before income tax and
minority interest	179	141	656	818
Income tax expense (benefit)	26	(43)	(45)	106

Income from continuing operations before minority interest	153	184	701	712
Minority interest in subsidiaries' loss, net of tax	4	11	26	17

Income from continuing operations	157	195	727	729
Discontinued operations, net of tax	(2)	(1)	(31)	30

Income before cumulative effect of changes in accounting
principles	155	194	696	759
Cumulative effect of changes in accounting principles, net of
tax	—	—	1	—

Net income	$ 155	$ 194	$ 697	$ 759

Average common shares outstanding - basic	248	243	247	242

Basic earnings per common share
Income from continuing operations	$ 0.63	$ 0.81	$ 2.95	$ 3.01
Discontinued operations, net of tax	(0.01)	(0.01)	(0.13)	0.12
Net income	$ 0.62	$ 0.80	$ 2.82	$ 3.13

Diluted earnings per common share
Income from continuing operations	$ 0.63	$ 0.81	$ 2.94	$ 3.00
Discontinued operations, net of tax	(0.01)	(0.01)	(0.12)	0.12
Net income	$ 0.62	$ 0.80	$ 2.82	$ 3.12

Dividends declared per common share	$ 0.605	$ 0.590	$ 2.375	$ 2.315

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions) ASSETS	December 31 2005	December 31 2004

Utility plant
Utility plant in service	$ 22,980	$ 22,103
Accumulated depreciation	(9,629)	(8,783)

Utility plant in service, net	13,351	13,320
Held for future use	12	13
Construction work in process	813	799
Nuclear fuel, net of amortization	279	231

Total utility plant, net	14,455	14,363

Current assets
Cash and cash equivalents	606	56
Short-term investments	191	82
Receivables, net	1,103	896
Inventory	866	822
Deferred fuel cost	602	229
Deferred income taxes	50	112
Assets of discontinued operations	109	685
Prepayments and other current assets	211	150

Total current assets	3,738	3,032

Deferred debits and other assets
Regulatory assets	892	1,064
Nuclear decommissioning trust funds	1,133	1,044
Diversified business property, net	1,880	1,773
Miscellaneous other property and investments	477	444
Goodwill	3,719	3,719
Prepaid pension costs	—	42
Intangibles, net	302	336
Other assets and deferred debits	478	227

Total deferred debits and other assets	8,881	8,649

Total assets	$ 27,074	$ 26,044

CAPITALIZATION AND LIABILITIES

Common stock equity
Common stock without par value, 500 million shares authorized,
252 and 247 million shares issued and outstanding, respectively	$ 5,571	$ 5,360
Unearned restricted shares (1 million shares)	—	(13)
Unearned ESOP shares (3 and 3 million shares, respectively)	(63)	(76)
Accumulated other comprehensive loss	(104)	(164)
Retained earnings	2,634	2,526

Total common stock equity	8,038	7,633

Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	43	36
Long-term debt, affiliate	270	270
Long-term debt, net	10,176	9,251

Total capitalization	18,620	17,283

Current liabilities
Current portion of long-term debt	513	349
Accounts payable	678	625
Interest accrued	208	219
Dividends declared	152	145
Short-term obligations	175	684
Customer deposits	200	180
Liabilities of discontinued operations	40	186
Other current liabilities	879	695

Total current liabilities	2,845	3,083

Deferred credits and other liabilities
Noncurrent income tax liabilities	278	648
Accumulated deferred investment tax credits	163	176
Regulatory liabilities	2,527	2,654
Asset retirement obligations	1,300	1,265
Accrued pension and other liabilities	870	633
Other liabilities and deferred credits	471	302

Total deferred credits and other liabilities	5,609	5,678

Commitments and contingencies

Total capitalization and liabilities	$ 27,074	$ 26,044

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) Twelve months ended December 31,	2005	2004

Operating activities
Net income	$ 697	$ 759
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	31	(30)
Gain on sale of operating assets	(71)	(76)
Impairment of long-lived assets and investments	1	—
Cumulative effect of changes in accounting principles, net	(1)	—
Charges for voluntary enhanced retirement program	159	—
Depreciation and amortization	1,195	1,153
Deferred income taxes	(351)	(65)
Investment tax credit	(13)	(14)
Deferred fuel credit	(317)	(19)
Other adjustments to net income	160	125
Cash provided (used) by changes in operating assets and liabilities:
Receivables	(187)	(4)
Inventories	(143)	(90)
Prepayments and other current assets	(20)	2
Accounts payable	145	(21)
Other current liabilities	213	80
Regulatory assets and liabilities	(74)	(234)
Other operating activities	50	(1)

Net cash provided by operating activities	1,474	1,565

Investing activities
Gross utility property additions	(1,080)	(998)
Diversified business property additions	(206)	(169)
Nuclear fuel additions	(126)	(101)
Proceeds from sales of subsidiaries and other investments, net of cash divested	475	373
Purchases of available-for-sale securities	(3,250)	(2,408)
Proceeds from sales of available-for-sale securities	3,141	2,553
Acquisition of intangibles	(3)	(1)
Other investing activities	(68)	(60)

Net cash used in investing activities	(1,117)	(811)

Financing activities
Issuance of common stock	208	73
Proceeds from issuance of long-term debt, net	1,642	421
Net (decrease) increase in short-term indebtedness	(509)	680
Retirement of long-term debt	(564)	(1,353)
Dividends paid on common stock	(582)	(558)
Other financing activities	32	6

Net cash provided (used) by financing activities	227	(731)

Cash (used) provided by discontinued operations
Operating activities	(13)	44
Investing activities	(21)	(46)
Financing activities	—	—
Net increase in cash and cash equivalents	550	21
Cash and cash equivalents at beginning of period	56	35

Cash and cash equivalents at end of the period	$ 606	$ 56

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited

Progress Energy, Inc.
Earnings Variances
Fourth Quarter 2005 vs. 2004

	Regulated	Utilities
($ per share)	Carolinas	Florida	CCO and Gas	Other Fuels	Corporate and Other Businesses	Core Business	Synthetic fuels	Consolidated
2004 GAAP earnings
Intraperiod tax allocation
CVO mark-to-market
Discontinued operations
Gain on sale of assets

2004 ongoing earnings

Weather - retail
Other retail - growth and usage
Wholesale
Retail revenue sharing
Other margin

O&M

Utility depreciation and amortization

Other

Interest charges

Net diversified business

Income taxes

Share dilution

2005 ongoing earnings

Intraperiod tax allocation
CVO mark-to-market
Discontinued operations
Postretirement and severance charges

2005 GAAP earnings
0.31 ------------- 0.31 ------------- 0.04 0.02 0.10 0.02 0.01 (0.03) 0.04 (0.03) (0.01) ------------- 0.47 ------------- 0.03 0.01 ------------- 0.51 -------------	0.25 ------------- 0.25 ------------- 0.01 (0.03) 0.02 0.02 (0.02) (0.01) (0.02) (0.01) ------------- 0.21 ------------- 0.01 ------------- 0.22 -------------	0.12 (0.13) ------------- (0.01) ------------- 0.01 ------------- - ------------- ------------- - -------------	(0.06) 0.04 ------------- (0.02) ------------- 0.04 0.01 ------------- 0.03 ------------- (0.01) ------------- 0.02 -------------	(0.14) (0.02) (0.01) (0.03) --------------- (0.20) --------------- (0.06) 0.01 --------------- (0.25) --------------- (0.14) 0.01 --------------- (0.38) ---------------	0.48
(0.02)
(0.01)
0.01
(0.13)
---------------
0.33
---------------
0.05
(0.01)
0.10
0.02
0.02

-

0.01

(0.04)

0.03

0.04

(0.08)

(0.01)
---------------
0.46
---------------
(0.11)
0.01
(0.01)
0.02
---------------
0.37
---------------	A B C D E F G H I J K L N A B O P	0.32 ---------------- 0.32 ---------------- (0.06) (0.01) ---------------- 0.25 ---------------- ---------------- 0.25 ----------------	M	0.80
(0.02)
(0.01)
0.01
(0.13)
---------------------
0.65
---------------------
0.05
(0.01)
0.10
0.02
0.02

   -

0.01

(0.04)

0.03

(0.02)

(0.08)

(0.02)
---------------------
0.71
---------------------
(0.11)
0.01
(0.01)
0.02
---------------------
0.62
---------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A - B - C - D - E - F - G - H - I - J - K - L - M - N - O - P -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
Impact of change in market value of outstanding CVOs.
Discontinued operations from 1) sale of Progress Rail to One Equity Partnership LLC finalized on March 24, 2005, 2) classification of coal mining operations as discontinued
operations and 3) final tax adjustments related to the divestiture of NCNG.
Gain on sale of North Texas gas assets in December 2004.
Carolinas - Increased primarily from favorable customer growth and usage.
Florida - Decreased primarily due to lower usage.
Carolinas - Increased due to favorable excess generation sales to Mid-Atlantic states from favorable market conditions and pricing driven weather.
Provision for rate refund is favorable due to higher threshold for revenue sharing in 2005.
Florida - Increased primarily due to higher miscellaneous service revenues, interest on under-recovered fuel and favorable non-recoverable purchased power costs.
Carolinas - O&M favorable due to lower benefits expense and surplus inventory reserve recorded in 2004, partially offset by higher SO2 emission allowance expenses primarily due to rising prices.
Florida - O&M increased primarily due to increased nuclear outage costs and the change in accounting estimates for certain Energy Delivery capital costs.
Carolinas - Decrease primarily due to the loss associated with estimated scrubber costs to be incurred in excess of indemnification agreement with the joint owner.
Carolinas - Decreased interest charges primarily due to reversal of interest expense related to resolved tax matters, partially offset by higher interest charges due to additional borrowings in 2005.
Florida - Higher interest charges due to additional borrowings in 2005.
Progress Ventures - Lower interest charges due to the termination of the variable rate financing agreement in December 2004.
Other fuels - Favorable primarily due to increased terminals gross margin resulting from both favorable pricing and volumes from increased synthetic fuel production.
Synthetic Fuels - Decreased primarily due to recognition of $90 million of tax credits in the prior quarter that had not been previously recognized due to storm impacts partially offset by increased production in the current quarter.
Carolinas - Increased income taxes primarily due to the tax benefit recorded in the prior year for previous returns and an adjustment of regulatory liability related to income taxes.
Corporate and Other - Income taxes increased primarily due to additional provision for interest income on intercompany notes payable and prior year adjustment of consolidated tax benefit due to 2004 hurricane damage.
Classification of coal mining operations as discontinued operations.
Adjustment of previously recorded severance costs associated with cost management initiative and voluntary enhanced retirement program.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2

Progress Energy, Inc.
Earnings Variances
Year-to-Date 2005 vs. 2004

	Regulated	Utilities
($ per share)	Carolinas	Florida	CCO and Gas	Other Fuels	Corporate and Other Businesses	Core Business	Synthetic fuels	Consolidated
2004 GAAP earnings
CVO mark-to-market
Discontinued operations
Gain on sale of assets
SRS Litigation Settlement

2004 ongoing earnings

Weather - retail
Other retail - growth and usage
Wholesale
Retail revenue sharing
Other margin

O&M

Utility depreciation and amortization

Gain on sale of asset

Other

Interest charges

Net diversified business

Income taxes

Share dilution

2005 ongoing earnings

CVO mark-to-market
Discontinued operations
Postretirement and severance charges

2005 GAAP earnings	1.89 ------------ 1.89 ------------ 0.05 0.11 0.09 0.02 (0.04) 0.02 (0.02) 0.05 (0.04) ------------ 2.13 ------------ (0.14) ------------ 1.99 ------------	1.38 ------------- 1.38 ------------- 0.04 0.01 0.04 0.02 0.03 (0.23) 0.06 0.01 (0.03) (0.02) ------------- 1.31 ------------- (0.26) ------------- 1.05 -------------	0.33 (0.13) ------------- 0.20 ------------- 0.01 (0.12) ------------- 0.09 ------------- ------------- 0.09 -------------	(0.03) 0.02 ------------- (0.01) ------------- 0.02 0.06 ------------- 0.07 ------------- (0.05) (0.01) ------------- 0.01 -------------	(0.82) (0.04) (0.14) 0.12 --------------- (0.88) --------------- (0.02) (0.02) 0.02 --------------- (0.90) --------------- 0.03 (0.08) --------------- (0.95) ---------------	2.75
(0.04)
(0.12)
(0.13)
0.12
---------------
2.58
---------------

0.09
0.12
0.13
0.02
0.05

(0.27)

0.02

0.06

(0.01)

(0.02)

(0.06)

0.03

(0.04)

---------------
2.70
---------------
0.03
(0.13)
(0.41)
---------------
2.19
---------------	A B C D E F G H I J K L M O A P Q	0.38 ---------------- 0.38 ---------------- 0.26 (0.01) ---------------- 0.63 ---------------- ---------------- 0.63 ----------------	N	3.13
(0.04)
(0.12)
(0.13)
0.12
---------------------
2.96
---------------------

0.09
0.12
0.13
0.02
0.05

(0.27)

0.02

0.06

(0.01)

(0.02)

0.20

0.03

(0.05)

---------------------
3.33
---------------------
0.03
(0.13)
(0.41)
---------------------
2.82
---------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A - B - C - D - E - F - G - H - I - J - K - L - M - N - O - P - Q -	Impact of change in market value of outstanding CVOs.
Discontinued operations from 1) sale of Progress Rail to One Equity Partnership LLC finalized on March 24, 2005, 2) classification of coal mining operations as discontinued
operations and 3) final tax adjustments related to the divestiture of NCNG.
Gain on sale of North Texas gas assets in December 2004.
Impact of SRS litigation settlement reached in civil proceedings announced June 30, 2004.
Carolinas - Increased primarily from favorable customer growth and usage.
Florida - Increased primarily due to favorable customer growth, partially offset by lower usage.
Carolinas - Increased due to favorable excess generation sales to Mid-Atlantic states from favorable market conditions and pricing driven by weather.
Florida - Increased primarily due to new contracts and higher usage.
Provision for rate refund is favorable due to higher threshold for revenue sharing in 2005.
Carolinas - Increased primarily from favorable timber sales and favorable non-recoverable purchased power costs.
Florida - Increased primarily due to higher miscellaneous service revenues, interest on under-recovered fuel and favorable non-recoverable purchased power costs.
Carolinas - O&M increased primarily due to a change in accounting estimates for certain Energy Delivery capital costs, higher SO2 emission allowance expenses primarily due to rising prices and higher pension expenses. These were partially offset by the reduction in storm costs and lower outage costs due to an additional nuclear outage in 2004.
Florida - O&M increased primarily due to the change in accounting estimates for certain Energy Delivery capital costs, the write-off of major storm restoration costs as a result of the FPSC's storm cost recovery ruling, an increase in nuclear outage costs, an increase in the workers' compensation accrual and higher pension expenses.
Florida - Gain on sale of assets increased due to the sale of the City of Winter Park, FL distribution system in June 2005.
Carolinas - Decrease primarily due to the loss associated with estimated scrubber costs to be incurred in excess of indemnification agreement with the joint owner.
Florida - Increased primarily due to AFUDC equity related to Hines 3 and Hines 4 construction.
Florida - Higher interest charges due to additional borrowings in 2005.
Progress Ventures - Lower interest charges due to the termination of the variable rate financing agreement in December 2004.
Corporate - Increased interest charges is primarily due to a decrease in interest rate swap activity that took advantage of lower variable rates during 2004.
Other fuels - Favorable primarily due to increased terminals gross margin resulting from both favorable pricing and volumes from increased synthetic fuel production.
Progress Ventures - Decrease primarily due to lower margins as a result of the expiration of certain tolling agreements and decreased margins on
Georgia contracts due to higher fuel costs.
Synthetic Fuels - Increased primarily due to increased synthetic fuel production and recording a full year of monetization gains in 2005.
Carolinas - Lower income taxes primarily due to additional Section 199 deductions in 2005, the tax benefit related to the write off of a regulatory liability related to income taxes, a benefit due to the current year adjustments for prior year returns and a favorable adjustment related to SC audit assessment.
Corporate - Increase in income taxes is primarily due to adjustments to deferred taxes made during 2005.
Discontinued operations from 1) the sale of Progress Rail and 2) classification of coal mining operations as discontinued operations.
Postretirement and severance costs recorded in 2005 associated with the cost management initiative and voluntary enhanced retirement program.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004			Percentage Change From December 31, 2004
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida
Operating Revenues (in millions)
Retail
Residential	$ 323	$ 479	$ 802	$ 283	$ 429	$ 712	14.1%	11.7%
Commercial	230	238	468	211	216	427	9.0	10.2
Industrial	173	73	246	163	62	225	6.1	17.7
Other retail	22	64	86	20	55	75	10.0	16.4
Provision for retail revenue sharing	—	2	2	—	(8)	(8)	—	—

Total Retail	$ 748	$ 856	$ 1,604	$ 677	$ 754	$ 1,431	10.5	13.5
Wholesale	212	107	319	135	68	203	57.0	57.4
Unbilled	24	(28)	(4)	19	(6)	13	—	—
Miscellaneous revenue	25	38	63	21	36	57	19.0	5.6

Total Electric	$ 1,009	$ 973	$ 1,982	$ 852	$ 852	$ 1,704	18.4%	14.2%

Energy Sales (millions of kWh)
Retail
Residential	3,649	4,652	8,301	3,332	4,570	7,902	9.5%	1.8%
Commercial	3,138	2,935	6,073	3,037	2,968	6,005	3.3	(1.1)
Industrial	3,075	1,046	4,121	3,213	981	4,194	(4.3)	6.6
Other retail	347	830	1,177	335	803	1,138	3.6	3.4

Total Retail	10,209	9,463	19,672	9,917	9,322	19,239	2.9	1.5
Wholesale	4,038	1,401	5,439	3,074	1,292	4,366	31.4	8.4
Unbilled	349	(724)	(375)	371	(151)	220	—	—

Total Electric	14,596	10,140	24,736	13,362	10,463	23,825	9.2%	(3.1)%

Energy Supply (millions of kWh)
Generated - steam	7,570	6,032	13,602	6,468	5,212	11,680
nuclear	6,218	800	7,018	6,002	1,731	7,733
combustion turbines/combined cycle	286	1,741	2,027	213	1,552	1,765
hydro	137	—	137	239	—	239
Purchased	892	2,243	3,135	1,022	2,345	3,367

Total Energy Supply (Company Share)	15,103	10,816	25,919	13,944	10,840	24,784

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,240	197		1,123	198		10.4%	(0.5)%
- Normal	1,217	194		1,204	194
Cooling Degree Days - Actual	102	464		77	322		32.5%	44.1%
- Normal	66	321		62	321
Impact of retail weather to normal on EPS	$ 0.02	$ 0.01	$ 0.03	($ 0.02)	$ 0.00	($ 0.02)

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004			Percentage Change From December 31, 2004
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida
Operating Revenues (in millions)
Retail
Residential	$ 1,422	$ 2,001	$ 3,423	$ 1,324	$ 1,806	$ 3,130	7.4%	10.8%
Commercial	940	948	1,888	888	853	1,741	5.9	11.1
Industrial	684	284	968	659	254	913	3.8	11.8
Other retail	87	242	329	82	211	293	6.1	14.7
Provision for retail revenue sharing	—	(1)	(1)	—	(11)	(11)	—	—

Total Retail	$ 3,133	$ 3,474	$ 6,607	$ 2,953	$ 3,113	$ 6,066	6.1	11.6
Wholesale	759	344	1,103	575	268	843	32.0	28.4
Unbilled	4	(6)	(2)	10	7	17	—	—
Miscellaneous revenue	94	143	237	90	137	227	4.4	4.4

Total Electric	$ 3,990	$ 3,955	$ 7,945	$ 3,628	$ 3,525	$ 7,153	10.0%	12.2%

Energy Sales (millions of kWh)
Retail
Residential	16,664	19,894	36,558	16,003	19,347	35,350	4.1%	2.8%
Commercial	13,313	11,945	25,258	13,019	11,734	24,753	2.3	1.8
Industrial	12,716	4,140	16,856	13,036	4,069	17,105	(2.5)	1.7
Other retail	1,410	3,198	4,608	1,431	3,044	4,475	(1.5)	5.1

Total Retail	44,103	39,177	83,280	43,489	38,194	81,683	1.4	2.6
Wholesale	15,673	5,464	21,137	13,222	5,101	18,323	18.5	7.1
Unbilled	(235)	(205)	(440)	91	358	449	—	—

Total Electric	59,541	44,436	103,977	56,802	43,653	100,455	4.8%	1.8%

Energy Supply (millions of kWh)
Generated - steam	29,780	22,526	52,306	28,632	22,150	50,782
nuclear	24,291	5,829	30,120	23,742	6,703	30,445
combustion turbines/combined cycle	2,475	8,874	11,349	1,926	7,769	9,695
hydro	749	—	749	802	—	802
Purchased	4,656	9,910	14,566	4,023	9,443	13,466

Total Energy Supply (Company Share)	61,951	47,139	109,090	59,125	46,065	105,190

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	3,209	513		3,187	583		0.7%	(12.0)%
- Normal	3,137	575		3,113	579
Cooling Degree Days - Actual	1,789	4,173		1,687	3,643		6.0%	14.5%
- Normal	1,673	3,789		1,660	3,792
Impact of retail weather to normal on EPS	$ 0.07	$ 0.02	$ 0.09	$ 0.02	($ 002)	$ 0.000

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-4
Unaudited

Financial Statistics	December 31
	2005	2004

Return on average common stock equity (12 months ended)	8.9%	10.0%
Book value per common share	$ 32.35	$ 31.39
Capitalization
Common stock equity	41.6%	41.7%
Preferred stock of subsidiary and minority interest	0.7%	0.7%
Total debt	57.7%	57.6%

Total Capitalization	100.0%	100.0%

2005 Impact of Postretirement and Severance Charges

($ in millions)	Three months ended December 31, 2005 Impact		Twelve months ended December 31, 2005 Impact

Line of Business	Pre-tax	After-tax	Pre-tax	After-tax

Progress Energy Carolinas	($ 5)	($ 3)	$ 58	$ 35
Progress Energy Florida	($ 4)	($ 2)	$107	$ 64
CCO and Gas	—	—	$ 1	$ 1
Other Fuels	—	—	$ 5	$ 3
Corporate and Other	—	—	$ 1	—

Total	($ 9)	($ 5)	$172	$103